EXHIBIT 99.2

Consolidated financial statements and report of independent certified public accountants

RockPile Energy Holdings, LLC and Subsidiaries

December 31, 2016 and 2015

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS	Grant Thornton LLP 211 N Robinson, Suite 1200 Oklahoma City, OK 73102-7148 T 405.218.2800 F 405.218.2801 www.GrantThornton.com
Board of Directors
RockPile Energy Holdings, LLC

We have audited the accompanying consolidated financial statements of RockPile Energy Holdings, LLC (a Delaware Limited Liability Company) and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the consolidated statements of operations, member’s equity and cash flows for the periods from September 8, 2016 to December 31, 2016, January 1, 2016 to September 7, 2016 and the year ended December 31, 2015, and the related notes to the financial statements.

Management’s responsibility for the financial statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

3

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RockPile Energy Holdings, LLC and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the periods from September 8, 2016 to December 31, 2016, January 1, 2016 to September 7, 2016 and the year ended December 31, 2015 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of matter
As discussed in Note 2, the consolidated financial statements as of December 31, 2016 and for the periods from September 8, 2016 to December 31, 2016 and January 1, 2016 to September 7, 2016 have been restated to correct an error. Our opinion is not modified with respect to this matter.

As discussed in Note 3 of the consolidated financial statements, RockPile Energy Holdings, LLC adopted new accounting guidance in 2016 and 2015, related to presentation of debt issuance costs. Our opinion is not modified with respect to this matter.

Oklahoma City, Oklahoma
May 12, 2017

4

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES

Consolidated Balance Sheets
As of December 31, 2016 and 2015

	Successor	Predecessor
	December 31, 2016 (as restated)	December 31, 2015
Assets
Current assets:
Cash	$11,254,578	$1,000
Accounts receivable, trade	25,522,904	9,114,062
Inventory	2,287,350	2,267,980
Prepaid expenses and other current assets	2,571,463	5,519,792
Total current assets	41,636,295	16,902,834
Property and equipment, net	56,656,242	68,671,689
Goodwill	—	1,671,558
Intangible assets, net	6,745,055	2,860,051
Other long-term assets	5,834,534	490,532
Total assets	$110,872,126	$90,596,664
Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$15,003,503	$12,075,786
Accrued payroll and related costs	2,872,190	2,316,808
Accrued expenses	10,034,861	14,246,905
Current portion of long-term debt	—	1,109,350
Other current liabilities	—	42,741
Total current liabilities	27,910,554	29,791,590
Long-term liabilities:
Long-term debt	—	75,484,076
Other long-term liabilities	404,009	859,315
Total liabilities	28,314,563	106,134,981
Commitments and contingencies (Note 10)
Members' equity (deficit):
Predecessor Series A Units, 30,000,000 authorized, 25,543,210 issued and outstanding as of December 31, 2015	—	29,000,000
Predecessor Series B Units	—	—
Successor Class A Units, so limit authorized, 88,019,000 issued and outstanding units as of December 31, 2016	88,204,381	—
Successor Class B Units	—	—
Successor Class C Units	—	—
Additional paid-in capital	221,743	1,332,000
Accumulated deficit	(5,868,561)	(45,870,317)
Total members’ equity (deficit)	82,557,563	(15,538,317)
Total liabilities and members’ equity	$110,872,126	$90,596,664

See accompanying notes to consolidated financial statements

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES

Consolidated Statements of Operations
Periods from September 8, 2016 to December 31, 2016, January 1, 2016 to September 7,2016 and the Year ended December 31, 2015

	Successor	Predecessor
	September 8 to December 31, 2016 (as restated)	January 1 to September 7, 2016 (as restated)	Year-ended December 31, 2015
Revenue	$47,841,511	$75,695,313	$231,684,615
Cost of sales	45,811,258	83,617,951	234,380,167
Gross profit (loss)	2,030,253	(7,922,638)	(2,695,552)
Operating expenses:
Selling, general and administrative	7,532,658	21,377,328	26,674,240
Impairment	—	—	13,757,758
(Gain)/Loss of Disposal of Assets	—	(107,589)	1,191,996
Depreciation and amortization	354,945	479,154	719,803
Total operating expenses	7,887,603	21,748,893	42,343,797
Operating loss	(5,857,350)	(29,671,531)	(45,039,349)
Other income and expense:
Cancellation of debt income	—	60,922,269	—
Other income	5,062	10,718	1,915
Interest expense	(16,273)	(3,650,596)	(3,446,759)
Net income (loss)	$(5,868,561)	$27,610,860	$(48,484,193)

See accompanying notes to consolidated financial statements

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES

Consolidated Statements of Members' Equity (Deficit)
Periods from September 8, 2016 to December 31, 2016 to December 31, 2016, January 1, 2016 to September 7, 2016 and the Year ended December 31, 2015

Predecessor:	Predecessor Shares	Predecessor Series A Units	Successor Shares	Successor Class A Units	Additional paid-in capital	Retained earnings/ (accumulated deficit)	Total
Members’ equity at January 1, 2015	25,543,210	$29,000,000	—	—	$743,095	$10,913,970	$40,657,065
Share-based compensation	—	—	—	—	588,905	—	588,905
Capital distributions	—	—	—	—	—	(8,300,094)	46,316,688
Net loss	—	—	—	—	—	48,484,193	46,316,688
Members’ deficit at December 31, 2015	25,543,210	29,000,000	—	—	1,332,000	(45,870,317)	15,538,317
Share-based compensation	—	—	—	—	498,930	—	498,930
Capital distributions	—	—	—	—	(1,432)	—	(1,432)
Net income (as restated)	—	—	—	—	—	27,610,860	27,610,860
Members’ equity at September 7, 2016 (as restated)	25,543,210	29,000,000	—	—	1,829,498	(18,259,457)	12,570,041
Successor:	—	—	—	—	—	—
White Deer Acquisition	—	—	46,316,688	46,502,069	—	—	46,502,069
Member contributions	—	—	41,702,312	41,702,312	—	—	41,702,312
Share-based compensation	—	—	—	—	221,743	—	221,743
Net loss (as restated)	—	—	—	—	—	(5,868,561)	(5,868,561)
Members’ equity at December 31, 2016 (as restated)	—	—	88,019,000	$88,204,381	$221,743	$(5,868,561)	$82,557,563

See accompanying notes to consolidated financial statements

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows
Periods from September 8, 2016 to December 31, 2016, January 1, 2016 to September 7, 2016 and the Year ended December 31, 2015

	Successor	Predecessor
	September 8 to December 31, 2016 (as restated)	January 1 to September 7, 2016 (as restated)	Year-ended December 31, 2015
Cash Flows from operating activities:
Net income (loss)	$(5,868,561)	$27,610,860	$(48,484,193)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	3,034,814	15,298,909	32,795,248
(Gain) loss on disposal of assets	—	(107,589)	1,191,996
Amortization of deferred financing costs	—	278,638	362,525
Impairment	—	—	13,757,758
Stock-based compensation	221,743	498,930	588,905
Cancellation of debt income	—	(60,922,269)	—
Other non-cash	—	10,881	73,821
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(10,097,774)	(4,827,567)	87,780,166
(Increase) decrease in inventories	525,349	(544,719)	1,546,190
(Increase) decrease in prepaid expenses, deposits, & other assets	(963,304)	3,269,892	(2,169,072)
(Increase) decrease in other assets	(70,133)	18,828	(150,544)
Increase (decrease) in accounts payable	7,929,430	(5,062,943)	(20,856,432)
Increase (decrease) in payroll and related costs	(927,595)	551,623	(1,079,265)
Increase (decrease) in accrued liabilities	(2,321,818)	29,779	(5,260,108)
Increase (decrease) in other long term liabilities	635,623	(222,725)	184,089
Net cash provided by (used in) operating activities	(7,902,226)	(24,119,472)	60,281,084
Cash flows from investing activities
Capital expenditures	(15,454,368)	(266,233)	(20,669,688)
White Deer Acquisition	(46,502,069)	—	—
AWS Acquisition, net of cash acquired	(8,012,824)	—	—
Proceeds from disposals of property, plant and equipment	—	191,000	7,467,500
Net cash used in investing activities	(69,969,261)	(75,233)	(13,202,188)
Cash flows from financing activities
Proceeds from borrowings	—	43,688,085	147,526,113
Repayments of borrowings	—	(14,173,918)	(191,562,378)
Proceeds from insurance financing	1,375,204	—	2,656,947
Repayments of insurance financing	(453,520)	(2,132,445)	(2,904,201)
Proceeds from members’ contributions	88,204,381	—	—
Capital distributions	—	(1,432)	(8,300,094)
Payment of contingent consideration	—	(1,284,597)	(613,643)
Other	—	(58,988)	—
Net cash provided by (used in) financing activities	89,126,065	26,036,705	(53,197,256)
Net increase (decrease) in cash	11,254,578	1,842,000	(6,118,360)
Cash at beginning of the period	—	1,000	6,119,360
Cash at end of the period	$11,254,578	$1,843,000	$1,000
Supplemental cash flow disclosure:
Cash paid during the period for:
Interest	—	2,149,111	3,104,647
Non-cash investing activities:
Change in accrual of property, plant and equipment	1,299,361	(123,976)	(1,231,796)
See accompanying notes to consolidated financial statements

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
As of December 31, 2016 and 2015 and for the periods from September 8, 2016 to December 31, 2016,
January 1, 2016 to September 7, 2016 and the Year ended December 31, 2015

1)	Description of Company

RockPile Energy Holdings, LLC and Subsidiaries (“RockPile” or the “Company”) is a leading integrated, multi-basin provider of oil and gas well completion services in the U.S. with a focus on complex, technically demanding well designs. The Company’s primary service offerings and revenue generating activities include hydraulic fracturing, wireline and workover rigs, and operations are concentrated in the most active oil and gas regions in the U.S. including the Permian and Williston Basins.

The Company’s operations are organized into a single business segment, which consists of the well completion services listed above. The Company is majority owned by funds affiliated with White Deer Energy, L.P. (“White Deer”).

On September 8, 2016, a wholly-owned subsidiary of the Company, RockPile NewCo, LLC, acquired substantially all of the operating assets and liabilities of RockPile Energy Services, LLC (“White Deer Acquisition”). RockPile Energy Services, LLC, which was formed in 2011 and based in Denver, Colorado, was formerly a subsidiary of Triangle Petroleum Corporation (“Triangle”). As a result of the White Deer Acquisition, a new basis of accounting was created on September 8, 2016. The results of operations and cash flows for the period from September 8, 2016 to December 31, 2016 and the financial position as of December 31, 2016 are referred to as Successor consolidated financial statements. The results of operations and cash flows prior to September 8, 2016 are referred to as the Predecessor consolidated financial statements. Following the White Deer Acquisition, RockPile NewCo, LLC legally changed its name to RockPile Energy Holdings, LLC.

2)	Restatement

The Company restated its financial statements as of December 31, 2016 and for the periods from January 1, 2016 to September 7, 2016 and September 8, 2016 to December 31, 2016 to correct certain account balances as summarized below.

The restatements were made in accordance with ASC 250, “Accounting Changes and Error Corrections.” The disclosure provisions of ASC 250 require a company that corrects an error to disclose that its previously issued financial statements have been restated, a description of the nature of the error, the effect of the correction on each financial statement line item and any per share amount affected for each prior period presented, and the cumulative effect on retained earnings (deficit) in the statement of financial position as of the beginning of each period presented.

The Company’s error occurred in a single subsidiary, in which the subsidiary incorrectly recorded inventory purchases. As a result, inventory was overstated as of the opening balance sheet as of September 8, 2016, as well as December 31, 2016. Conversely, cost of sales was understated for the period from January 1, 2016 to September 7, 2016 and September 8, 2016 to December 31, 2016. Per share amounts are not included in the following adjustments because the Company has not historically presented per share amounts.

The effects of the adjustments on the Company’s Predecessor and Successor consolidated financial statements are summarized as follows:

Consolidated Balance Sheet information as of December 31, 2016:

	Previously Reported	Increase (Decrease)	Restated
Inventory	$3,208,842	$(921,492)	$2,287,350
Total current assets	42,557,787	(921,492)	41,636,295
Property and equipment, net	56,320,322	335,920	56,656,242
Total Assets	111,457,698	(585,572)	110,872,126
Accumulated Deficit	(5,282,989)	(585,572)	(5,868,561)
Total members’ equity (deficit)	83,143,135	(585,572)	82,557,563
Total liabilities and members’ equity	111,457,698	(585,572)	110,872,126

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
As of December 31, 2016 and 2015 and for the periods from September 8, 2016 to December 31, 2016,
January 1, 2016 to September 7, 2016 and the Year ended December 31, 2015

Consolidated Statement of Operations information for the period from January 1, 2016 to September 7, 2016:

	Previously Reported	Increase (Decrease)	Restated
Cost of sales	$83,282,030	$335,921	$83,617,951
Gross Profit	(7,586,717)	(335,921)	(7,922,638)
Operating Loss	(29,335,610)	(335,921)	(29,671,531)
Net income (loss)	27,946,781	(335,921)	27,610,860

Consolidated Statement of Operations information for the period from September 8, 2016 to December 31, 2016:

	Previously Reported	Increase (Decrease)	Restated
Cost of sales	$45,225,686	$585,572	$45,811,258
Gross Profit	2,615,825	(585,572)	2,030,253
Operating Loss	(5,271,778)	(585,572)	(5,857,350)
Net income (loss)	(5,282,989)	(585,572)	(5,868,561)

Consolidated Statement of Cash Flows information for the period from January 1, 2016 to September 7, 2016:

	Previously Reported	Increase (Decrease)	Restated
Net income (loss)	$27,946,781	$(335,921)	$27,610,860
(Increase) decrease in inventories	(880,640)	335,921	(544,719)

Consolidated Statement of Cash Flows information for the period from September 8, 2016 to December 31, 2016:

	Previously Reported	Increase (Decrease)	Restated
Net income (loss)	$(5,282,989)	$(585,572)	$(5,868,561)
(Increase) decrease in inventories	(60,223)	585,572	525,349

3)	Summary of Significant Accounting Policies

Limited Liability Company

As a limited liability company, members are not liable for debts, liabilities, contracts or any other obligation of the Company or other members. Members are also not liable for the return of capital contributions to any other members. The different classes of members’ interests and the respective rights, preferences, and privileges of each class are detailed in note 12.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. The Company’s year- end is December 31.

Basis of Presentation

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and are expressed in U.S. dollars. Preparation of financial statements in accordance with U.S. GAAP requires the Company to (i) adopt accounting policies within accounting rules set by the Financial Accounting Standards Board (FASB), and (ii) make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and other disclosed amounts. The Company has not reported comprehensive income or loss due to the absence of items of other comprehensive income or loss during the periods presented.

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
As of December 31, 2016 and 2015 and for the periods from September 8, 2016 to December 31, 2016,
January 1, 2016 to September 7, 2016 and the Year ended December 31, 2015

Use of Estimates

The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. Estimates are used in, but are not limited to, determining the following: (i) recoverability of accounts receivable, (ii) recoverability of long lived assets including goodwill, (iii) the fair market value of long lived assets, (iv) an asset’s useful life for calculating depreciation and amortization, (v) allocation of the purchase price for an acquisition to the identifiable tangible assets and liabilities, (vi) identification and valuation of intangible assets related to an acquisition, and (vi) valuation variables such as the underlying equity value, the estimated time to liquidity, volatility, and employee termination and forfeiture rates used to calculate stock based compensation. The Company believes that the estimates used in the preparation of the consolidated financial statements are reasonable, however, actual results may differ from these estimates as new events occur, additional information is obtained and as the Company’s operating environment changes.

Cash

Cash includes currency in U.S. dollars on hand and cash in bank accounts. From time to time, the Company may hold cash in excess of federally insured amounts. The Company has no cash equivalents. We maintain most of our cash assets at one financial institution. The Company periodically evaluates the credit worthiness of its financial institutions. The Company believes that credit risk associated with cash is remote.

Accounts Receivable

Accounts receivable are stated at the amount billed to customers and are ordinarily due within 30 days of the invoice date. As of the date of these consolidated financial statements, and since inception, the Company has not encountered significant issues collecting amounts owed. As a result, the Company has not provided for an allowance for doubtful accounts as its current customer base is primarily comprised of highly credit worthy third party customers. Periodically, the Company performs a review of its customer base including outstanding receivables, historical collection information, existing economic conditions, and the customer’s creditworthiness to determine the need for establishing an allowance for doubtful accounts. Amounts that are deemed not probable of collection are written off as an expense.

Inventory

Inventories consist of parts and consumables, sand and/or ceramic proppant, chemicals, and other products used in pressure pumping, cased hole wireline, and workover services. Inventories are stated at the lower of cost or market (net realizable value) on an average cost basis with consideration given to deterioration, obsolescence, and other factors in evaluating net realizable value. See note 6 for additional information regarding inventory.

Property and Equipment

Property and equipment are stated at cost net of accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for replacements, significant additions, and improvements that extend the lives of the assets are capitalized.

Depreciation on property and equipment is calculated on a straight line basis over the estimated useful lives beginning when the assets are placed into service. The estimated useful lives of property and equipment range from 1.5    to 20 years. See note 7 for additional information regarding property and equipment.

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
As of December 31, 2016 and 2015 and for the periods from September 8, 2016 to December 31, 2016,
January 1, 2016 to September 7, 2016 and the Year ended December 31, 2015

Debt Issuance Costs

Debt issuance costs include origination, legal, and other fees incurred to issue debt. These costs are amortized over the respective borrowing term, and are presented as a reduction against the related borrowings.
Business Combinations

Business combinations are accounted for using the acquisition method. The identifiable assets acquired and liabilities assumed are measured at their fair values at the date of acquisition. Any excess of purchase price over the fair value of the net assets acquired is recognized as goodwill. The Company’s associated transaction costs are expensed when incurred.

Goodwill

The Company evaluates goodwill for possible impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The Company uses a three- step process to assess the realizability of goodwill. The first step is a qualitative assessment that analyzes current economic indicators associated with a particular reporting unit to determine if there may be a decline to the fair value of that reporting unit below its carrying value. If the qualitative assessment indicates a stable or improved fair value, no further testing is required. If a qualitative assessment indicates that a significant decline to fair value of a reporting unit is more likely than not, or if a reporting unit’s fair value has historically been closer to its carrying value, the Company proceeds to the second step where the fair value of a reporting unit is calculated based on discounted future probability weighted cash flows. If this evaluation indicates that the carrying value of a reporting unit is in excess of its fair value, the Company proceeds to the final step, where the fair value of the reporting unit will be allocated to assets and liabilities as it would in a business combination. Impairment would occur if the carrying amount of goodwill exceeds its estimated fair value.

Incentive Compensation Units

For both the Successor and Predecessor periods, compensation expense related to long-term incentive compensation units is recognized in the consolidated financial statements based on their estimated grant date fair value. The fair value of long-term incentive compensation units is determined using the Monte Carlo (Successor) and Black Scholes (Predecessor) option pricing models. Compensation expense is recognized on a straight line basis over the applicable vesting period. See note 12 for additional information regarding share based compensation.

Concentration of Credit Risk and Significant Customers

The Company’s accounts receivable have a concentration of customers in the oil and gas industry and the customer base consists primarily of independent oil and natural gas producers. The below table shows customers with trade receivables balances in excess of 10% of total trade receivables and revenues in excess of 10% of total revenues for each of the periods presented:

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
As of December 31, 2016 and 2015 and for the periods from September 8, 2016 to December 31, 2016,
January 1, 2016 to September 7, 2016 and the Year ended December 31, 2015

	Trade accounts receivable		Revenue
	Successor	Predecessor	Successor	Predecessor
	As of December 31, 2016	As of December 31, 2015	Period from September 8, 2016 to December 31, 2016	Period from January 1, 2016 to September 7, 2016	Year Ended December 31, 2015
Customer A		34%
Customer B	26%				18%
Customer C	15%	25%	20%	39%	24%
Customer D		13%			10%
Customer E	12%		16%
Customer F	11%			13%	22%
Customer G
Customer H			14%
Customer I				12%
Customer J					12%
Customer K			11%
	64%	72%	61%	64%	86%
Contingencies

A provision for contingencies is charged to expense when the loss is probable and the cost can be reasonably estimated. Determining when expenses should be recorded for these contingencies and the appropriate amounts for accrual can be a complex process that includes the use of estimates and professional judgment. In many cases, this judgment is based on interpretation of laws and regulations, which can be interpreted differently by regulators and/or courts of law. The Company closely monitors legal, environmental, and other contingencies and periodically determine when losses should be recorded for these items based on currently available information.

Leases

The Company leases facilities and uses leased equipment in the normal course of operations. Each of these leases is accounted for as an operating lease. The Company records rental expense on its operating leases over the lease term as it becomes payable. If rental payments escalate in accordance with the terms of the agreement, the Company records a deferred rent expense and recognizes the rental expense ratably throughout the lease term. The majority of the Company’s facility leases contain renewal clauses and expire through August 2034.

The Company leases trucks and equipment in the normal course of business, which have been recorded as operating leases. The Company records rental expense on equipment under operating leases over the lease term as it becomes payable; there are no rent escalation terms associated with these equipment leases. The equipment leases contain a purchase option that allows the Company to purchase the leased equipment at the end of the lease term, based on the market price of the equipment at the time of the lease termination.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable and accounts payable. The Company’s financial instruments in the Predecessor period also consisted of acquisition earn out consideration, short term debt and long term debt. Fair value is measured in accordance with Accounting Standards Codification (ASC) Topic 820, Fair Value Measurement. ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
As of December 31, 2016 and 2015 and for the periods from September 8, 2016 to December 31, 2016,
January 1, 2016 to September 7, 2016 and the Year ended December 31, 2015

U.S. GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

The carrying values of cash, accounts receivable, and accounts payable are representative of their fair values due to their short term maturities. The Company’s acquisition earn out consideration and acquisition related seller notes are recorded on the consolidated balance sheets at an amount that approximates fair value, a value that has been discounted from the potential maximum payout of the earnout or the face value of the notes. The carrying amount of the Company’s credit facilities and notes payable approximate fair value as these instruments bear interest at variable rates over the term of the loans. Considerable judgment is required to develop estimates of fair value. The estimates provided are not necessarily indicative of the amounts the Company would realize upon the sale or refinancing of such instruments.

Income Taxes

The Company is a limited liability company and is treated as a partnership for U.S. tax purposes. As a result, all taxable income and losses of the Company are reportable in the federal and state income tax returns of the Company’s members on a flow through basis. In the Predecessor period, the Company and Triangle did not have a tax sharing agreement and the Company was not expected to make tax payments to Triangle, accordingly, no recognition has been given to its U.S. federal income taxes in the Predecessor consolidated financial statements.

In accordance with the provisions of ASC Topic 740, Accounting for Uncertainty in Income Taxes, the Company has no significant uncertain tax positions and has not recorded any liabilities or expense. The Company files income tax returns in the U.S. federal jurisdiction and various states. There are currently no federal or state tax examinations under way and tax returns for the periods ended December 31, 2016, 2015 and 2014 are still open to examination.

Revenue Recognition

The Company enters into arrangements with its customers to provide hydraulic fracturing, cased hole wireline, pressure pumping and workover services, which can be either on a spot market basis or under term contracts. The Company only enters into arrangements with customers for which collectability is reasonably assured. Revenue is recognized when services are performed, collection of the receivable is probable, persuasive evidence of an arrangement exists, and the price is fixed or determinable. These criteria are typically met and revenue is recognized upon the completion of each job. For jobs that are not complete at the end of a month, the Company will generally recognize revenue using a measure that is representative of the percentage of the job completed at month-end. Rates for services performed on a spot market basis are based on agreed upon market rates. Sales taxes collected are not included in gross revenues, but are included in accounts receivable with an offsetting amount for taxes payable.

Impairment of Long Lived Assets

Long lived assets such as property and equipment and identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
As of December 31, 2016 and 2015 and for the periods from September 8, 2016 to December 31, 2016,
January 1, 2016 to September 7, 2016 and the Year ended December 31, 2015 circumstances require a long lived asset or asset group should be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined using various valuation techniques including discounted cash flow models, quoted market values, and third party independent appraisals, as considered necessary.

Recently Adopted Pronouncements

In August 2014, the FASB issued ASU. 2014 15, Presentation of Financial Statements—Going Concern, which requires management of public and private companies to evaluate whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the financial statements are issued (or available to be issued when applicable) and, if so, to disclose that fact. Management is required to make this evaluation for both annual and interim reporting periods, if applicable. ASU 2014-15 is effective for fiscal years, and interim periods within those fiscal years, ending after December 15, 2016. The Company adopted ASU 2014-15 on January 1, 2016 and the adoption of this standard did not have a material impact on its consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, Imputation of Interest—Simplifying the Presentation of Debt Issuance Costs. This guidance requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the debt liability, consistent with the presentation of a debt discount. The Company adopted ASU 2015-03 on January 1, 2016 on a retrospective basis and has reflected the reclassification of debt issuance costs in the consolidated balance sheet as of December 31, 2015. See note 14 for further discussion of Predecessor borrowings and debt issuance costs.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 supersedes all existing revenue recognition guidance. Under ASU 2014-09, an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014 09, as amended for subsequent updates, is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017 for public companies and December 15, 2018 for private companies and can be adopted by the Company either retrospectively or using a modified retrospective approach as of the date of adoption. In March, April, May, and December 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net), ASU 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing, ASU 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients and ASU 2016-19, Technical Corrections and Improvements, respectively. ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-19 provide supplemental adoption guidance and clarification to ASU 2014-09, and must be adopted concurrently with the adoption of ASU 2014-09.

In 2017, the Company established an implementation team and engaged external advisers to develop a multi- phase plan to assess the Company’s business and contracts, as well as any changes to processes or systems to adopt the requirements of the new standard. The Company is currently evaluating the potential effects of adopting the provisions of ASU 2014-09, ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-19.

In July 2015, the FASB issued ASU 2015 11, Simplifying the Measurement of Inventory. This ASU requires entities to measure most inventory at the lower of cost and net realizable value, thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market. ASU 2015 11 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016 for public companies and December 15, 2017 for private companies, and should be applied prospectively. The Company does not expect the adoption of ASU 2015-11 to have a material impact on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016 02, Leases. The guidance requires lessees to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with terms of more than 12 months. The

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
As of December 31, 2016 and 2015 and for the periods from September 8, 2016 to December 31, 2016,
January 1, 2016 to September 7, 2016 and the Year ended December 31, 2015

ASU also will require disclosures designed to give financial statement users information on the amount, timing, and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative information. ASU 2016-02 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018 for public companies and December, 15 2019 for private companies with earlier application permitted. The Company is still evaluating the impact of ASU No. 2016 02 on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which changes several aspects of the accounting for share-based payment award transactions including accounting for income taxes, classification of excess tax benefits on the statement of cash flows, forfeitures, minimum statutory tax withholding requirements and classification of employee taxes paid on the statement of cash flows when an employer withholds shares for tax withholding purposes. ASU 2016-09 is effective for fiscal years, and interim periods within those fiscal years beginning after December 15, 2016 for public companies and December 15, 2017 for private companies, with a cumulative-effect and prospective approach to be used for implementation. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses, which changes the impairment model for most financial assets and certain other instruments. Specifically, this new guidance requires using a forward looking, expected loss model for trade and other receivables, held-to-maturity debt securities, loans and other instruments. This new guidance will replace the currently used model and likely result in an earlier recognition of allowance for losses. ASU 2016-13 is effective for fiscal years, and interim periods within fiscal years, beginning after December 15, 2019 for public companies and December 15, 2020 for private companies, with a modified-retrospective approach to be used for implementation. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements.

In August 2016, the FASB issued ASC 2016-15, Classification of Certain Cash Receipts and Cash Payments, which provides guidance on eight different issues, intended to reduce diversity in practice on how certain cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017 for public companies and December 15, 2018 for private companies, with a full retrospective approach to be used upon implementation. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which is final guidance that revises the definition of a business. Under the new guidance when substantially all of the fair value of gross assets acquired is concentrated in a single asset (or a group of similar assets), the assets acquired would not represent a business. This ASU introduces an initial required screen that, if met, eliminates the need for further assessment. ASU 2017-01 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017 for public companies and December 15, 2018 for private companies. This standard will only apply to the extent the Company has future business combinations.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other, to simplify the accounting for goodwill impairment. The guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. ASU 2017-04 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019 for public companies and December 15, 2020 for private companies. This standard will only apply to the extent the Company has future business combinations as the Company did not have goodwill as of December 31, 2016.

Accounting standard setting organizations frequently issue new or revised accounting rules. The Company regularly reviews new pronouncements to determine their impact, if any, on the consolidated financial statements. Other than the standards discussed above, there are no significant accounting standards applicable to the Company, which have not been adopted.

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
As of December 31, 2016 and 2015 and for the periods from September 8, 2016 to December 31, 2016,
January 1, 2016 to September 7, 2016 and the Year ended December 31, 2015

4)	Acquisitions

a)	White Deer Acquisition of RockPile Energy Services, LLC

On September 8, 2016 (“Closing Date”), an asset purchase agreement was executed pursuant to which certain funds associated with White Deer acquired substantially all of the operating assets and liabilities of RockPile for total consideration of $46,502,069. The asset purchase agreement specifically excluded cash remaining on the balance sheet as of the acquisition date of $1,843,000, which consisted of a wind-down budget and certain restricted deposits. The wind-down budget was reserved to pay expenses associated with the wind-down of the predecessor legal entity.

Of the total $46,502,069 cash consideration paid by White Deer, $3,900,000 was placed into escrow for customary post-closing purchase price adjustments and the satisfaction of the seller’s representations and warranties. $42,416,688 was paid directly to lenders to settle the Company’s outstanding credit facility in exchange for the net assets acquired, and an initial net working capital adjustment of $185,381 was also due to the sellers. See note 14 for additional information about the repayment of the outstanding credit facility.

The acquisition was accounted for as a business combination using the acquisition method of accounting, which established a new basis of accounting for all assets acquired and liabilities assumed at fair value. The following table summarizes the purchase price allocation based on preliminary fair value of the assets acquired and liabilities assumed at the date of acquisition, as restated:

Purchase price:	$46,502,069
Allocation to assets acquired:
Working capital	(2,123,782)
Property and equipment, and other assets	42,212,151
Trade name (1)	2,584,300
Non-compete agreements (1)	115,400
Customer relationships (1)	3,714,000

(1)
The fair value was determined utilizing an income approach, and the fair value of these intangibles will be recognized on a straight-line basis over their useful lives. The useful lives of the trade name, non-compete agreements and customer relationships was 60, 25 and 120 months, respectively.

Transaction costs incurred in connection with the acquisition were $4,761,354 and are included in the selling, general and administrative expenses in the consolidated statements of operations in the Predecessor period.

RockPile recognized $42,373,747 in revenue and a net loss of $7,174,668 subsequent to the White Deer Acquisition.

b)	Acquisition of American Well Services, LLP

American Well Service, LLP, (“AWS”) is a workover rig company based in Kenmare, North Dakota. On September 14, 2016, the Company completed the acquisition of AWS, acquiring 100% of the outstanding partnership interests for a total consideration of $9,752,970 (the “AWS Acquisition”).

Of the total $9,752,970 cash consideration paid, $900,000 was placed into escrow for customary post-closing purchase price adjustments and the satisfaction of the seller’s representations and warranties. Included in the $9,752,970 purchase consideration, a payment of $2,328,105 was made to pay off AWS outstanding debt. Transaction costs incurred in connection with the acquisition were insignificant.

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
As of December 31, 2016 and 2015 and for the periods from September 8, 2016 to December 31, 2016,
January 1, 2016 to September 7, 2016 and the Year ended December 31, 2015

The acquisition was accounted for as a business combination using the acquisition method of accounting. The following table summarizes the purchase price allocation based on preliminary fair value of the assets acquired and liabilities assumed at the date of acquisition:

Purchase price:	$9,752,970
Allocation to assets acquired:
Net working capital	2,932,037
Property and equipment, and other assets	6,134,633
Trade name (1)	116,900
Non-compete agreements (1)	233,400
Customer relationships (1)	336,000

(1)
The fair value was determined utilizing an income approach, and the fair value of these intangibles will be recognized on a straight-line basis over their useful lives. The useful lives of the trade name, non-compete agreements and customer relationships was 36, 60 and 48 months, respectively.

RockPile recognized $5,467,764 in revenue and a net income of $1,306,107 from AWS in the period from September 14, 2016 through December 31, 2016. Results of operations for AWS are included in the consolidated financial statements beginning September 14, 2016.

Unaudited Pro Forma Financial Information:

The following unaudited pro forma consolidated results of operations (pro forma information) has been prepared as if the White Deer Acquisition and the AWS Acquisition had occurred on January 1, 2015. The unaudited pro forma information presented below is for illustrative purposes only and does not reflect future events that may occur after December 31, 2016 or any operating efficiencies or inefficiencies that may result from the acquisitions. The information is not necessarily indicative of results that would have been achieved had the Company controlled the business during the periods presented or the results that the Company will experience going forward. Pro forma net loss for the year ended December 31, 2015, includes $4,761,354 of non-recurring transaction expenses. The unaudited pro forma information does not include any remaining future integration costs or transaction costs that the Company may incur related to the acquisitions.

	Successor	Predecessor
	September 8, 2016 to December 31, 2016	January 1, 2016 to September 7, 2016	Year Ended December 31, 2015
Revenue	$47,841,511	$85,410,651	$250,197,684
Net Loss	(5,852,288)	(28,619,678)	(41,205,704)

5)	Prepaid expense and other current assets

As of December 31, 2016 and 2015, prepaid expenses and other current assets consisted of the following:

	Successor	Predecessor
	December 31, 2016	December 31, 2015
Prepaid insurance	$1,511,791	$2,548,117
Prepaid rent	58,666	255,197
Prepaid software	145,226	196,052
Prepaid other	722,787	115,914
Prepaid leases	115,914	2,268,608
Deposits	17,079	135,904
Total Prepaid expenses and other current assets	$2,571,463	$5,519,792

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
As of December 31, 2016 and 2015 and for the periods from September 8, 2016 to December 31, 2016,
January 1, 2016 to September 7, 2016 and the Year ended December 31, 2015

6)	Inventories

Inventories consisted of the following at December 31, 2016 and 2015:

	Successor	Predecessor
	December 31, 2016 (as restated)	December 31, 2015
Parts and consumables	$901,041	$1,027,107
Sand	1,104,589	396,291
Chemical	177,902	746,085
Proppant	103,818	98,497
Total Inventory	$2,287,350	$2,267,980

Inventory is stated at the lower of average cost or market (net realizable value) with consideration given to deterioration, obsolescence, and other factors in evaluating net realizable value. As of December 31, 2016 and 2015, no lower of cost or market allowance was recorded as it was not deemed necessary.

7)	Property and Equipment

Property and equipment at December 31, 2016 and 2015 were as follows:

		Successor	Predecessor
	Estimated useful lives	December 31, 2016 (as restated)	December 31, 2015
Land	Indefinite	$3,292,874	$4,326,931
Buildings	20 years	2,613,418	10,671,118
Leasehold improvements	1 - 18 years	133,255	273,304
Office furniture and fixtures	3 years	44,977	631,269
Computer equipment	3 years	27,830	362,703
Software	3 years	128,545	690,484
Light vehicles	3 years	3,233,270	4,560,290
Other vehicles	5 years	5,609,550	10,167,760
Operating equipment	1.5 - 5 years	28,738,517	69,579,062
		43,822,236	101,262,921
Less: Accumulated depreciation		(2,679,869)	(34,378,477)
		41,142,367	66,884,444
Assets not yet placed in service and related deposits		15,513,875	1,787,245
Total property and equipment, net		$56,656,242	$68,671,689

As discussed in note 3, long lived assets such as property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

During the fourth fiscal quarter of 2015, the continued degradation in commodity prices and reduced capital spending for drilling and completion programs led the Company to conclude that it is more likely than not that the carrying amount of assets may not be recoverable. Specifically, there had been a decrease in the market price of long lived assets, a significant change in the business climate that could affect the value of long lived assets, a current period operating loss and current projections that indicated losses in the near term. For purposes of determining whether or not long lived assets were impaired, long-lived assets were grouped with other assets and liabilities at the lowest level for which identifiable cash flows were largely independent of the cash flows of other assets and liabilities. Once these groupings were established, the Company

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
As of December 31, 2016 and 2015 and for the periods from September 8, 2016 to December 31, 2016,
January 1, 2016 to September 7, 2016 and the Year ended December 31, 2015 tested each identified grouping for recoverability by comparing undiscounted cash flows expected to be generated by the assets in each group to their carrying value. Based on this test, two of the four asset groupings had undiscounted cash flows that were less than the net book value of the assets in that grouping indicating that the net book value of assets from these groupings was not recoverable and an impairment condition existed. The outcome of the recoverability test required the Company to measure the fair value of the assets in the groupings where the net book value of the assets was greater than the undiscounted cash flow generated by the use of those assets. As a result, the Company recorded an impairment loss of $13,528,846 for the year-ended December 31, 2015. There was no such loss recorded for the periods from September 8, 2016 to December 31, 2016 or January 1, 2016 to September 7, 2016.

Depreciation expense for the periods presented was as follows:

	Successor	Predecessor
	September 8, 2016 to December 31, 2016	January 1, 2016 to September 7, 2016	Year Ended December 31, 2015
Total depreciation	$2,679,869	$14,911,708	$32,254,467
Depreciation included in cost of goods sold	2,679,869	14,819,755	32,075,445

8)	Intangible Assets

The intangible asset balance on the Company’s consolidated balance sheets represents the acquisition date fair value, net of amortization, as applicable. The Company’s net intangible asset balance as of December 31, 2016 was a result of intangibles identified as a result of the White Deer Acquisition and the AWS Acquisition. The Company’s net intangible asset balance as of December 31, 2015 was a result of historical acquisitions.

As of December 31, 2016 and 2015, intangible assets consisted of the following:

		Successor		Predecessor
	Estimated useful lives	December 31, 2016	Estimated useful lives	December 31, 2015
Carrying value:
Customer Relationships	48-120 months	$4,050,000	120 months	$2,203,318
Trade name	36-60 months	2,701,200	60 months	1,042,101
Noncompetition agreement	25-60 months	348,800	60 months	121,358
Developed Technology		—	120 months	616,458
Vendor Relationships		—	120 months	19,621
		7,100,000		4,002,856
Accumulated Amortization:
Customer Relationships		(147,662)		(477,387)
Trade name		(175,123)		(451,577)
Noncompetition agreement		(32,160)		(52,588)
Developed Technology		—		(142,940)
Vendor Relationships		—		(18,313)
Total Accumulated Amortization		(354,945)		(1,142,805)
Total intangible assets, net		$6,745,055		$2,860,051

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
As of December 31, 2016 and 2015 and for the periods from September 8, 2016 to December 31, 2016,
January 1, 2016 to September 7, 2016 and the Year ended December 31, 2015

Amortization expense for the periods presented was as follows:

Successor	Predecessor
September 8, 2016 to December 31, 2016	January 1, 2016 to September 7, 2016	Year Ended December 31, 2015
354,945	387,201	540,781
Estimated future intangible amortization expense as of December 31, 2016 is as follows:

2017	$1,154,565
2018	1,141,729
2019	1,086,896
2020	1,060,207
2021	781,009
Thereafter	1,520,649
Total	$6,745,055

As discussed in note 3, long lived assets such as finite-lived identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

At December 31, 2015, the Company was in the final stages of winding down a specific vendor relationship for which an intangible asset was recorded thereby eliminating any value. Further, the developed technology related to chemical delivery processes which were no longer utilized. Based on these facts, an impairment of $228,912 was recognized during the year ended December 31, 2015 on these identifiable intangible assets. There was no such loss recorded for the periods from September 8, 2016 to December 31, 2016 or January 1, 2016 to September 7, 2016.

9)	Goodwill

Goodwill represents consideration paid in excess of the fair value of the identifiable net assets acquired. The Company evaluates goodwill for possible impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. As of December 31, 2015, no goodwill impairments were recorded. No goodwill was recorded as a result of the White Deer Acquisition or the AWS Acquisition.

10)	Commitments (Leases) and Contingencies

Commitments (Leases)

The Company has entered into various noncancellable operating leases relating to (i) commercial and residential real estate related to operations in North Dakota, (ii) third party commercial real estate related to operations in North Dakota and Texas, and (iii) various operating equipment, logistics equipment, and light vehicles. Rent expense incurred under these noncancellable operating leases was $1,310,167, $5,233,219, and $4,407,371 for the periods from September 8, 2016 to December 31, 2016, January 1, 2016 to September 7, 2016 and the year ended December 31, 2015, respectively.

On September 30, 2015, the Company entered into a sale leaseback transaction with Element Financial Corporation. The Company sold 68 tractors for net proceeds of $6,100,000 and recognized a loss of approximately
$695,109 on the sale. Simultaneously with the sale, the Company entered into a 60 month lease for the same tractors. The lease calls for fixed monthly rent payments of approximately $102,259 over the term of the lease, payments are due on the first day of each month.

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
As of December 31, 2016 and 2015 and for the periods from September 8, 2016 to December 31, 2016,
January 1, 2016 to September 7, 2016 and the Year ended December 31, 2015

Future minimum lease payments under noncancellable operating leases (with initial or remaining lease terms equal to or in excess of one year) as of December 31, 2016 are as follows:

Successor
Operating Leases
2017	$5,033,392
2018	5,176,274
2019	5,283,526
2020	3,551,309
2021	1,066,493
Thereafter	12,317,436
Total minimum lease payments	$32,428,430

Contingencies

Due to the nature of the Company’s business, the Company is, from time to time, involved in routine litigation or subject to disputes or claims related to business activities, including workers’ compensation claims and employment related disputes. There are no current disputes, claims or litigation against the Company, and therefore no contingent liabilities have been recorded for the periods presented.

11)	Defined Contribution Plan

In the Predecessor period, the Company had a qualified 401(k) Savings and Investment Plan whereby employees could contribute up to the annual federal limits. For the year ended December 31, 2015, the Company matched 100% of participating employees’ salary deferrals that do not exceed 1% of the employee’s compensation plus 50% of employee’s salary deferrals between 1% and 6% of the employee’s compensation. For the year ended December 31, 2015, the Company made a 401(k) match of $990,645. Subsequent to December 31, 2015, the Company’s 401(k) match was suspended.

12)	Members’ Equity and Share Based Compensation

RockPile Energy Holdings, LLC (Successor) units

The Company has three classes of equity authorized. The Class A Units, which are voting units, are held primarily by entities associated with White Deer in exchange for contributed capital. The Class B and C Units, which are restricted non-voting units, were granted to employees pursuant to a 2016 Equity Incentive Plan (“2016 Plan”) on the effective date of the White Deer acquisition in exchange for future services to be provided to the Company. The Class B and C Units vest over a requisite service period of 3 and 4 years, respectively, or immediately upon a change in control as defined in the 2016 Plan. The Company is authorized to issue an aggregate of up to 5,268,217 Class B Units and 100,000 Class C Units.

The Class B, and C Units are intended to constitute “profit interests” within the meaning of Internal Revenue Service Revenue Procedures 93 27 and 2001 43. The capital account associated with each Class B and C Units at the time of issuance was zero.

The Class A Units are entitled to a return of contributed capital before the Class B and C Units participate in profits. Once the Class A Units receive a return of contributed capital, the Class B Units begin to participate in profits pro rata with the Class A Units. Thereafter, both the Class B Units and Class C Units participate in profits with the Class A Units in pre-determined percentages based on the achievement of certain distribution and internal rate of return (“IRR”) thresholds. As of December 31, 2016, the Class A Units had not received a return of their contributed capital of $88.2 million. Therefore, future distributions will not be allocated to Class B or Class C Units until the Class A Units’ unrecovered capital is zero.

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
As of December 31, 2016 and 2015 and for the periods from September 8, 2016 to December 31, 2016,
January 1, 2016 to September 7, 2016 and the Year ended December 31, 2015

The Company accounted for the Class B and Class C Units as equity-classified awards pursuant to ASC Topic 718. Compensation costs for the Class B and Class C Units were determined based on the grant date fair market value of the units as calculated using a Monte Carlo option pricing model and are recognized ratably over the applicable vesting period. Assumptions used in calculating the fair value of the Class B Units and Class C Units are summarized below:

	Class B	Class C
Expected dividend yield	0.0%	0.0%
Expected volatility	70%	70%
Expected term (years)	1.5	1.5
Risk-free rate	0.67%	0.67%
Discount for lack of marketability	28.1%	36.2%

The risk-free interest rate was determined based on the observable U.S. Treasury yields. Since the Company’s shares are not publicly or privately traded, expected volatility is estimated based on the volatility of similar entities with publicly traded shares. The Company calculated the discount for lack of marketability using a Finnerty put model. The time to liquidity is based upon the expected time to a successful liquidity event.

Below is a summary of the Company’s Class B and C Unit activity for the period from September 8, 2016 to December 31, 2016:

	Number of Class B Units	Number of Class C Units	Weighted average award date unit fair value Class B	Weighted average award date unit fair value Class C
Units Outstanding September 8, 2016	—	—
Units Granted	4,178,470	79,306	$0.21	$18.80
Units Outstanding December 31, 2016	4,178,470	79,306

Below is a summary of the number of vested and unvested Class B and C Units as of December 31, 2016:

	Remaining vesting period (years)	Number of units	Vested	Unvested
Units at September 8, 2016	—	—	—	—
Class B Unit grants	2.67	4,178,470	—	4,178,470
Class C Units grants	3.67	79,306	—	79,306
Units at December 31, 2016		4,257,776	—	4,257,776

Non-cash compensation cost related to the Class B and C Units was $97,498 and $124,245, respectively for the period from September 8, 2016 to December 31, 2016. As of December 31, 2016, there remained $779,981 and $1,366,702 of unrecognized compensation cost related to unvested Class B and C Units, respectively.

RockPile Energy Services, LLC (Predecessor) compensation units

In the Predecessor period, the Company had two classes of equity authorized and outstanding. The Series A Units, which were voting units with an 8% preference, were held primarily by RockPile’s former owner, Triangle. The Series B Units, which were restricted nonvoting units, were granted to employees pursuant to Restricted Unit Agreements. The Series B Units vested over a requisite service period of 3 to 5 years. The Company was authorized to issue an aggregate of up to 6.0 million Series B Units in multiple series designated by a sequential number with the right to reissue forfeited or redeemed Series B Units.

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
As of December 31, 2016 and 2015 and for the periods from September 8, 2016 to December 31, 2016,
January 1, 2016 to September 7, 2016 and the Year ended December 31, 2015

The Series B Units were intended to constitute “profit interests” within the meaning of Internal Revenue Service Revenue Procedures 93 27 and 2001 43. Accordingly, the capital account associated with each Series B Unit at the time of its issuance was zero. The Company had the ability to designate a “Liquidation Value” applicable to each tranche of a Series B Unit grant so as to constitute a net profits interest. The Liquidation Value was to equal the dollar amount per unit that would, in the reasonable determination of the Company, be distributed with respect to the initial Series B tranche if, immediately prior to the issuance of a new Series B tranche, the assets of the Company were sold for their fair market value and the proceeds (net of any liabilities of the Company) were distributed.

The Series A Units were entitled to a return of contributed capital and an 8% preferred return on such capital before Series B Units would participate in profits. The initial Series B tranche (Series B 1 Units) participated pro rata with the Series A Units once the preferred return had been achieved. However, no distributions would have be made with respect to any Series B 1 Unit until total cumulative distributions to the Series A Units totaled $40.0 million. As of December 31, 2015, the $40.0 million cumulative distribution threshold was met. Therefore, future distributions would be allocated to the Series B 1 Units until the per unit profits distributed to the Series B 1 Units were equivalent to the per unit profits distributed to the Series A Units. Thereafter, all further distributions would be distributed on a pro rata basis. Subsequently issued Series B Units would begin participating on a pro rata basis once the per unit profits allocated to the Series B 1 Units reached the Liquidation Value of the subsequent Series B Unit issuance. The Company’s limited liability company agreement was amended on January 31, 2015 to permit distributions to holders of vested Series B Units as prepayment for future amounts payable to them upon a company liquidity event. In the event a holder of vested Series B Units received such a pre-liquidity event distribution, their capital account would be adjusted to reflect the prepayment. Included in capital distributions for 2015 is approximately $4.1 million related to the prepayment provisions described above.

The Company accounted for the Class B and Class C Units as equity-classified awards pursuant to ASC Topic 718. Compensation costs were determined using a Black Scholes option pricing model based upon the grant date calculated fair market value of the unit and was recognized ratably over the applicable vesting period.

Series B Units were valued using a waterfall valuation approach beginning with the initial asset valuation contained in the LLC Agreement with each tranche of Series B Units constituting a waterfall valuation event. Additionally, due to the limited operating history of the Company, its private ownership and the nature of the equity grants, the Company made use of estimates as it relates to employee termination and forfeiture rates, used different valuation techniques including income and/or market approaches, and utilized certain peer group derived information. The assumptions used in the Black Scholes option pricing model consisted of the underlying equity value, which is based upon the projected exit path, volatility based upon the midpoint volatility of a publicly traded peer group, the estimated time to liquidity and the risk free interest rate, which is based upon the rate for zero coupon U.S. government issues with a term equal to the expected time to liquidity. A summary of the assumptions used as of the respective grant dates were as follows:

	Series B-1 & B-2	Series B-3	Series B-4	Series B-5 & B-6
Expected volatility	52.90%	54.54%	50.13%	45.13%
Expected term (years)	3.9	3.0	3.0	3.0
Risk-free rate	0.55%	0.49%	0.79%	0.92%
Lack of marketability	35%	35%	32%	57%

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
As of December 31, 2016 and 2015 and for the periods from September 8, 2016 to December 31, 2016,
January 1, 2016 to September 7, 2016 and the Year ended December 31, 2015

A summary of the Company’s Series B Unit activity for the period from January 1, 2016 to September 7, 2016 and for the year ended December 31, 2015 is as follows:

	Number of Series B Units	Weighted average award date unit fair value
Series B Units outstanding December 31, 2014	5,302,000
Series B-5 Unit grants	397,500	$0.55
Series B-6 Unit grants	257,500	$0.55
Forfeiture of Series B-3 Units	(96,000)	$0.70
Forfeiture of Series B-4 Units	(78,800)	$1.60
Forfeiture of Series B-6 Units	(2,500)
Series B Units outstanding December 31, 2015	5,779,700
Forfeiture of Series B-3 Units	(12,000)
Forfeiture of Series B-4 Units	(15,000)
Forfeiture of Series B-5 Units	(60,000)
Forfeiture of Series B-6 Units	(46,000)
Series B Units outstanding September 7, 2016	5,646,700

A summary of the Company’s Series B Unit (net of redemptions) vesting status as of December 31, 2015 and September 7, 2016 is as follows:

	Remaining vesting period (years)	Number of Series B Units	Vested	Unvested
Series B-1 Unit grants	—	2,920,000	2,920,000	—
Series B-2 Unit grants	—	60,000	60,000	—
Series B-3 Unit grants	1.38	814,000	352,000	462,000
Series B-4 Unit grants	3.13	1,333,200	117,600	1,215,600
Series B-5 Unit grants	3.42	397,500	—	397,500
Series B-6 Unit grants	3.42	255,000	—	255,000
Series B Units at December 31, 2015	—	5,779,700	3,449,600	2,330,100
Series B-1 Unit grants	—	2,920,000	2,920,000	—
Series B-2 Unit grants	—	60,000	60,000	—
Series B-3 Unit grants	0.69	802,000	546,000	256,000
Series B-4 Unit grants	2.44	1,318,200	231,000	1,087,200
Series B-5 Unit grants	2.73	337,500	—	337,500
Series B-6 Unit grants	2.73	209,000	—	209,000
Series B Units at September 7, 2016	—	5,646,700	3,757,000	1,889,700

Noncash compensation cost related to the Series B Units was $498,930 and $588,905 for the period from January 1, 2016 to September 7, 2016 and the year ended December 31, 2015, respectively.

As of December 31, 2015, there was $1,865,349 of unrecognized compensation cost related to unvested Series B Units. The Company expected to recognize such cost on a straight-line basis based on the Series B Units vesting schedule during the next four fiscal years. The intrinsic value of Series B-3, B-4, B-5 and B-6 Units vested was $0.70, $1.60, $0.55 and $0.55, respectively. Given the Series B Units did not accelerate vesting upon the White Deer Acquisition, and did not carry forward to the Successor legal entity, the remaining unrecognized compensation cost at the time of the acquisition was not recognized in the Predecessor or Successor periods.

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
As of December 31, 2016 and 2015 and for the periods from September 8, 2016 to December 31, 2016,
January 1, 2016 to September 7, 2016 and the Year ended December 31, 2015

13)	Successor Period Borrowings

As of December 31, 2016, the Company had no borrowings outstanding. In February 2017, the Company opened a new line of credit, which is further discussed in Note 16—Subsequent Events.

14)	Predecessor Period Borrowings

At December 31, 2015, the Company’s long term debt consisted of the following:

Predecessor
December 31, 2015
Note Payable	$73,053,129
Real estate mortgages and notes payable	2,822,692
Team Well Services, Inc. acquisition notes payable	964,193
Notes payable for redemption of restricted units	1,040,689
Less: Debt issuance costs	(1,287,277)
Total debt	76,593,426
Less: current portion:
Real estate mortgages and notes payable	(145,157)
Team Well Services, Inc. acquisition notes payable	(964,193)
Total long-term debt	$75,484,076

Predecessor Period Credit Facility

On March 25, 2014, the Company entered into a Credit Agreement to provide a $100.0 million senior secured revolving credit facility. On November 13, 2014, the Company entered into Amendment No. 1 to Credit Agreement and Incremental Commitment Agreement, which amended the credit facility to increase the borrowing capacity under the facility from $100.0 million to $150.0 million. The credit facility had a maturity date of March 25, 2019. Substantially all of RockPile’s assets were pledged as collateral under the credit facility.

Borrowings under the credit facility bore interest, at the Company’s option, at either (i) the alternative base rate (the highest of (a) the administrative agent’s prime rate, (b) the federal funds rate plus 0.5%, or (c) the one month adjusted Eurodollar rate (as defined in the agreement) plus 1.0%), plus an applicable margin that ranges between 1.5% and 2.25%, depending on the Company’s leverage ratio as of the last day of the Company’s most recently completed fiscal quarter, or (ii) the Eurodollar rate plus an applicable margin that ranges between 2.50% and 3.25%, depending on the Company’s leverage ratio as of the last day of the Company’s most recently completed fiscal quarter.

The Company paid a commitment fee that ranged between 0.375% and 0.50% per annum on the unused availability under the credit facility. The Company also paid a per annum fee on all letters of credit issued under the credit facility, which equaled the applicable margin for loans accruing interest based on the Eurodollar rate and a fronting fee to the issuing lender equal to 0.125% of the letter of credit amount. At December 31, 2015, $73,053,129 was outstanding, the weighted average interest rate was 3.83%, and accrued interest was $115,466.

The credit facility contains financial covenants requiring the Company to maintain specified ratios of consolidated debt to EBITDA and Adjusted EBITDA to Fixed Charges. Amendment No. 1 to the Credit Agreement modified covenants in the credit facility related to certain restrictions on the payment of dividends and distributions and increased the amount of permitted capital expenditures.

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
As of December 31, 2016 and 2015 and for the periods from September 8, 2016 to December 31, 2016,
January 1, 2016 to September 7, 2016 and the Year ended December 31, 2015

As of December 31, 2015, the Company was in compliance with all debt covenants. However, as of the January 31, 2016 credit facility reporting date, RockPile determined that they were in breach of certain of the financial covenants and reclassified all of the amounts outstanding under the credit facility as current liabilities. On April 13, 2016, the Company entered into Amendment No. 2 to the Credit Agreement, which waived any default or event of default in connection with the financial covenants that occurred as of January 31, 2016 or may occur as of April 30, 2016. Following the execution of Amendment No. 2, the Company was precluded from drawing additional funds absent further amendment of the facility. The waivers were conditioned on the Company agreeing to sell at least 51% of the equity interests of the Company or substantially all of its assets on terms and conditions satisfactory to the lenders. The Company was also required to comply with certain informational and process requirements and deadlines.

On July 29, 2016, the Company entered into Amendment No. 3 to the Credit Agreement which increased the applicable interest rates by 2% in the event of default. The Company was considered in breach of its covenants and experiencing an event of default as of July 31, 2016. The Company subsequently entered into Amendment Nos. 4, 5, and 6 to Credit Agreement, which each extended the deadline of a definitive sale of the Company to a final date of September 9, 2016. The sale to White Deer was consummated on September 8, 2016. In anticipation of the White Deer Acquisition, the Company repaid $5,884,832 of the credit facility with remaining cash on hand (net of the wind-down budget of $1,742,000 and certain restricted deposits), and the remaining outstanding amounts were settled with proceeds from the White Deer Acquisition of $46,316,688. Based on the debt’s carrying value of approximately $111,821,000, plus accrued interest of $913,645 as of September 7, 2016, the repayment resulted in cancellation of debt income of approximately $60,533,125. Additionally, the Company accelerated the recognition of deferred financing costs of $1,072,361. The gain on debt settlement and acceleration of debt issuance costs were included in the Predecessor’s consolidated statements of operations for the period from January 1, 2016 to September 7, 2016.

Predecessor Period Notes Payable

Mortgage 2367 Villard St. West. On May 20, 2015, the Company closed on mortgage with American Bank Center using property located at 2367 Villard St. West as collateral. The mortgage had an initial principal balance of $2,925,000, a term of 15 years and an initial interest rate of 4.259% (fixed until December 6, 2020 at which time it converts to a variable rate loan based on the Wall Street Journal U.S. Prime rate, but will never be less than the initial rate). The mortgage had monthly payments of $22,042 due on the first day of each month. At December 31, 2015, the interest rate on the mortgage was 4.259%, the balance outstanding was $2,822,692, and there was no accrued and unpaid interest. The mortgage was settled in anticipation of the White Deer Acquisition for $2,731,354 as compared to a principal balance of $2,726,618 as of September 7, 2016, resulting in a loss due to cancellation of debt of $4,736 in the Predecessor period. In connection with the settlement, the Company also accelerated the recognition of deferred financing costs of $22,604. The loss from the cancellation of debt and accelerated recognition of debt issuance costs were included in the Predecessor’s consolidated statements of operations for the period from January 1, 2016 to September 7, 2016.

Notes Payable to Sellers of Team Well Services, Inc. On October 16, 2013, the Company issued two identical unsecured subordinated promissory notes to the sellers of Team Well Services, Inc. The notes each had a face value of $500,000 and bore interest at a fixed rate of 1%. The loans had a maturity date of October 16, 2016, at which time the principal and accrued interest was due and payable. As part of the acquisition entry, the notes were discounted from their face value and recorded at fair market value. Over the term of the loans, the discount was accreted on a monthly basis by increasing the carrying value of both notes and recording interest expense. The aggregate carrying value of the notes at December 31, 2015 was $964,193 with accrued interest of $22,082. The notes were settled in anticipation of the White Deer Acquisition for $350,000 as compared to an aggregate carrying value of $994,337 and accrued interest of $28,767 as of September 7, 2016, resulting in cancellation of debt income of $673,104. The cancellation of debt income was included in the Predecessor’s consolidated statements of operations for the period from January 1, 2016 to September 7, 2016.

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
As of December 31, 2016 and 2015 and for the periods from September 8, 2016 to December 31, 2016,
January 1, 2016 to September 7, 2016 and the Year ended December 31, 2015

Notes Payable for B 1 Unit Redemption. In June 2014, the Company redeemed 180,000 fully vested B 1 Units by issuing three identical unsecured subordinated promissory notes to the holders of the B 1 Units. The notes each had a face value of $346,896 and bore interest at LIBOR plus 3%. The notes mature in June 2017 at which time the principal and accrued interest is due and payable. The aggregate carrying value of the notes at December 31, 2015 was $1,040,689 with accrued interest of $48,713. The notes were settled in anticipation of the White Deer Acquisition for $294,862 as compared to an aggregate carrying value of $1,040,689 and accrued interest of $69,914 as of September 7, 2016, resulting in cancellation of debt income of $815,742. The cancellation of debt income was included in the Predecessor’s consolidated statements of operations for the period from January 1, 2016 to September 7, 2016.

15)	Related party disclosures

In the Predecessor period, the Company had a three-year agreement with its former parent, Triangle to provide well completion services. With respect to services performed under this contract, revenue was recognized and Triangle was billed as each job was completed. If at the end of the contractual term, contractual billings were less than the contractual obligation, Triangle was billed for the shortfall, and revenue was recognized. During the year ended December 31, 2015, Triangle met its contractual billing obligation under this agreement. The contract mandating specified minimum revenues earned from Triangle expired and is no longer in effect for the Successor period. However, in the normal course of business, RockPile earned revenues from Triangle independent of the expired contract. Total amounts recognized from all revenue arrangements with Triangle was $348,098 for the period from September 8, 2016 to December 31, 2016, $9,554,020 for the period from January 1, 2016 to September 7, 2016, and $51,617,617 for the year ended December 31, 2015. Accounts receivable outstanding with Triangle were $383,771 and $202,181 as of December 31, 2016 and December 31, 2015, respectively.

In addition, in the Predecessor period, the Company paid an annual management fee in exchange for services provided by Triangle. The management fee was $1,150,000 and $3,182,750 for the period from January 1, 2016 to September 7, 2016 and for the year ended December 31, 2015, respectively, and was recognized in selling, general and administrative expenses. The management fee expired and is no longer in effect for the Successor period.

RockPile and O-Tex Holdings, Inc. (“O-Tex) became related parties upon the White Deer Acquisition on September 8, 2016. In the Successor period, RockPile recorded related party expenses related to equipment leasing transactions with O-Tex of $1,090,375 for the period from September 8, 2016 through December 31, 2016, and an associated related party payable of $1,090,375 as of December 31, 2016. There were no transactions between RockPile and O-Tex in the Predecessor periods.

16)	Subsequent Events

Subsequent events have been evaluated through May 12, 2017 the date these financial statements were available to be issued.

Subsequent to December 31, 2016, the Company entered into two separate asset purchase agreements with a subsidiary of O-Tex, O-Tex Pumping, LLC (a related party). The first agreement, dated January 13, 2017, was for the purchase of a frac spread, pump-down units and related machinery and equipment for $12,000,000. The second agreement, dated January 31, 2017 was for the purchase of cementing machinery and equipment and other related assets for $5,000,000.

On February 9, 2017, the Company entered into a Credit Agreement for a $35,000,000 revolving credit facility. The availability of the $35,000,000 credit facility is limited based on the Company’s current working capital. Borrowings under the credit facility bear interest, at the Company’s option, at either (i) the administrative agent’s prime rate, plus an applicable margin that ranges between 0.00% and 0.50%, depending on the Company’s leverage ratio as of the last determination date, or (ii) for Eurodollar loans, LIBOR multiplied by the statutory reserve rate, plus an applicable margin that ranges between 2.25% and 3.00%, depending on the Company’s leverage ratio as of the last determination date. The Company is required to pay a commitment fee that ranges between 0.250% and 0.375% per annum on the unused availability under the credit facility. The Company is also required to pay a per annum fee on all letters of credit issued under the credit facility, which is equal to the applicable margin for loans accruing interest based on the Eurodollar rate and a fronting fee to the issuing lender. The credit facility has a maturity date of February 9, 2020. As of the date these financial statements were available to be issued, there were no amounts outstanding under the credit facility.

On March 29, 2017, RockPile entered into an agreement with a customer to prepay for 155,000 tons of sand through December 31, 2017. The total purchase price of the contract was $21,390,000 million for which payment was received on April 5, 2017. Additionally, RockPile entered into an agreement for $ 12,865,000 with a vendor to provide the sand to fulfill the agreement with the customer. The agreement with the vendor does not include transportation or other fulfillment costs.